Exhibit 99.1

Hirsch Reports Third Quarter Results

Net Loss of $119,000 after Non Cash Charge of $218,000

Gross Margins Remain Strong on Softer Demand Company Remains Well Positioned for Growth

HAUPPAUGE,NY – November 14, 2007, Hirsch International Corp. (NASDAQ:HRSH), the leading provider of advanced embroidery, screen-printing and textile laser systems and services to the North American decorated apparel marketplace, today reported a net loss for the 2007 third quarter of $119,000 or $(0.01) per share which included the impact of $218,000 or $0.02 per share of non-cash charges associated with the vesting of equity-based compensation arising from the issuance of stock option awards. This compares to net income of $424,000 or $0.05 per share from the prior-year quarter which included $82,000 of non cash compensation. Hirsch has changed its fiscal year end from January 28th to December 31st, thus the nine months ended September 30, 2007 are compared with the eight months ended September 30, 2006.

Management Comment

“This was a disappointing and frustrating quarter, even in light of the overall weakness in capital goods markets. Importantly, most of our customers remain busy, however their concern over the potential slowdown in the economy has continued to impact their near term capital spending decisions. On the brighter side, we are selling “start-up” systems in record numbers; our transformation from an embroidery equipment company to a decorated apparel equipment company is nearly complete; and the markets’ acceptance of our new screen-print and textile laser product lines is exceptionally positive. Year to date, MHM screen-printing represents over 8% of our sales. As planned, we continue to improve our market presence and are over half-way complete in building out the infrastructure needed to support our new product lines. This year we have grown our field staffing by over 15% and are introducing new Web-based technologies (including this month’s launch of http://hirschinternational.com/screenprinting/) to help us better support and connect to our staff and extensive customer base,” said Paul Gallagher, President and CEO.

Mr. Gallagher concluded, “As we move into the fourth quarter, we are focused on continuing to improve those areas where we performed below expectations while continuing to execute on our strategic initiatives to expand our business within and tangent to the $6 billion decorated apparel industry. Our balance sheet continues to provide the perfect platform for this growth with an almost $2.00 per share equity value, of which 80% is in cash. We are looking forward to 2008, our fortieth year in business, to capitalize on our strong market and financial position, a great team, and the benefit of the infrastructure investments being made this year.”

Income Summary (in thousands, except EPS)
	Third Quarter		Nine Months	Eight Months
	2007	2006	2007	2006

Revenues	$ 11,909	$ 12,383	$ 38,143	$ 34,688
Cost of Sales	7,382	7,926	23,709	22,596
Gross Profit	4,527	4,457	14,434	12,092
Operating Expenses	4,731	4,100	13,095	10,907
Operating (Loss) Income	(204)	357	1,339	1,185
Other Income	(94)	(87)	(204)	(146)
Income Tax Expense	9	20	84	34
Net (Loss) Income	$ (119)	$ 424	$ 1,459	$ 1,297

(Loss) Earnings per Share – Basic	(.01)	.05	.16	.15
(Loss) Earnings per Share – Diluted	(.01)	.04	.15	.13

Third Quarter

Revenues were down 4%, due to weakness in embroidery machine revenues.

Gross Margins remained constant at $4.5 million and increased as a percentage of revenues to 38% from 36%.

Operating Expenses increased $0.6 million, driven by increased investment in hiring of additional sales and technical service personnel for the two new product lines, incremental professional fees and FAS123R non cash compensation expense from the issuance of stock options.

Nine Months

Revenues were up $3.4 million because the summary included nine months of revenue as compared to eight months of revenue for last year. This year, MHM screen printing has contributed to over $3 million in revenues to date.

Gross Margins as a percentage of revenues have improved to 38% from 35%.

Operating Expenses increased $2.2 million primarily due to the timing of expenses associated with the change in fiscal year from a 52/53 week fiscal year to a year ending December 31 as compared to the eight months ended September 30, 2006. The Company has increased expenses during the nine months ended September 30, 2007 as a result of the hiring of additional staff and the inclusion of higher FAS123R non cash compensation expense. Also included in the nine month results is the recognition of $450,000 in income associated with the settlement agreement with Sheridan Square Entertainment. Included in the operating expenses for the eight months ended September 30, 2006 is the recognition of $128,000 in deferred gain associated with the termination of the lease on the Company’s former corporate headquarters.

Balance Sheet (in thousands)
	September 30, 2007 (unaudited)	December 31, 2006

Cash (including restricted cash)	$ 14,932	$ 14,498
Accounts Receivable, net	5,786	5,756
Inventories, net	6,420	5,710
Other Current Assets	454	367
Property, Plant & Equipment, net	365	319
Other Assets	51	538
Total Assets	$ 28,008	$ 27,188

Accounts Payable & Accrued Expenses	$ 8,817	$ 10,058
Customer Deposits	302	457
Other Liabilities	186	260
Total Liabilities	9,305	10,775

Stockholders’ Equity	18,703	16,413

Total Liabilities and Stockholders’ Equity	$ 28,008	$ 27,188

About Hirsch International Corp.

Hirsch is the leading provider of advanced commercial embroidery, screen-printing, textile laser systems and support throughout North America.

Hirsch’s legacy business is supplying commercial embroidery systems and support services in the United States. The Company offers single and multi-head embroidery machines, proprietary application software, embroidery parts, supplies and accessories, and technical service and support. Hirsch's embroidery customers include contract embroiderers, manufacturers of apparel and fashion accessories, retail stores, and embroidery entrepreneurs. The Company is the country's leading single source provider of Tajima embroidery systems.

On August 2nd, 2006 Hirsch announced that it had entered into an exclusive ten-year distribution agreement with MHM Siebdruckmaschinen GmbH for the distribution and support of MHM screen-printing equipment in North America. Many of the Company’s embroidery customers are also screen printers and excellent candidates for MHM’s leading edge technology equipment.

Additionally, on January 25th, 2007, the Company announced an exclusive ten-year distribution agreement with SEIT Elettronica SRL based in Italy. Hirsch provides sales and support services for the SEIT line of laser application equipment throughout the U.S. SEIT’s textile lasers are used in conjunction with Tajima and other brands of embroidery equipment and result in significant improvements in productivity.

Hirsch is lead by a strong and experienced management team focused on continuing to grow its core business through sound acquisitions of products and processes, as well as through related business ventures in which the Company can build and maximize stockholder value. The Company was founded in 1968 and is headquartered in Hauppauge, NY.

Safe Harbor Statement

This press release contains forward-looking statements set within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Readers should note that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for calendar 2006, which discussion is incorporated herein by reference. Readers are also urged to read the periodic filings and current reports on Form 8-K of the Company.

Contacts:

Hirsch International Corp.:

Paul Gallagher

President and Chief Executive Officer

631-701-2211

pgallagher@hirschintl.com

Beverly Eichel

Executive Vice President and Chief Financial Officer

631-701-2169

beichel@hirschintl.com

The Investor Relations Group:

Michael Crawford / Emily Hanan

212-825-3210

mcrawford@investorrelationsgroup.com / ehanan@investorrelationsgroup.com